As filed with the Securities and Exchange Commission on December 20, 2007

Registration No.  333 — 120402

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITED INDUSTRIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-2081809 (I.R.S. Employer Identification No.)

124 Industry Lane Hunt Valley, Maryland	21030
(Address of Principal Executive Offices)	(Zip Code)

Jonathan A. Greenberg, Esq. Vice President, General Counsel and Secretary United Industrial Corporation 124 Industry Lane Hunt Valley, Maryland 21030 (Name and Address of Agent for Service)	Copies to: Steven L. Kirshenbaum, Esq. Julie M. Allen, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036 (212) 969-3000

(410) 628-3500 (Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public:  Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

TERMINATION OF REGISTRATION

                This post-effective amendment (this “Amendment”), filed by United Industrial Corporation, a Delaware corporation (the “Registrant”), deregisters all securities of the Registrant that had been registered for issuance on the Company’s Registration Statement on Form S-3 (File No. 333-120402) (the “Registration Statement”) that remain unsold upon the termination of the sales of securities covered by the Registration Statement.

                On October 7, 2007, the Registrant, Textron Inc., a Delaware corporation (“Parent”), and Marco Acquisition Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Textron (“Purchaser”), entered into an Agreement and Plan of Merger, pursuant to which Purchaser merged with and into the Registrant, with the Registrant surviving as an indirect wholly owned subsidiary of Parent (the “Merger”).  The Merger became effective on December 18, 2007 as a result of the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

                As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on this 20th day of December, 2007.

UNITED INDUSTRIAL CORPORATION

By:	/s/ James J. Mc Ginnis
	Name:	James J. Mc Ginnis
	Title:	Vice President and Assistant Controller